Mannatech Reports Fourth Quarter 2021 Financial Results

(FLOWER MOUND, Texas) March 15, 2022 - Mannatech, Incorporated (NASDAQ: MTEX), a global health and wellness company committed to transforming lives to make a better world, today announced financial results for its fourth quarter of 2021.

Quarter End Results

Fourth quarter net sales for 2021 were $39.5 million, an increase of $0.3 million, or 0.8%, as compared to $39.2 million in the fourth quarter of 2020. During the fourth quarter, our net sales increased 3.6% on a Constant dollar basis (a Non-GAAP financial measure); unfavorable foreign exchange during the fourth quarter caused a decrease of $1.1 million in net sales as compared to the fourth quarter of 2020.

During the fourth quarter, taxes were a $1.7 million benefit. As we expect to utilize our tax asset attributes, we released valuation allowance on U.S. deferred tax assets. During the fourth quarter 2020, the tax provision was $0.2 million, an effective rate of 23%.

Fourth quarter operating income for 2021 was $1.0 million as compared to an operating loss of $11.0 thousand for the fourth quarter of 2020.

Fourth quarter net income was $2.6 million, or $1.25 per diluted share, for the fourth quarter 2021, as compared to net income of $0.7 million, or $0.34 per diluted share, for the fourth quarter 2020.

Gross profit as a percentage of net sales improved to 77.5% for the three months ended December 31, 2021, as compared to 73.3% for the same period in 2020.

Commissions as a percentage of net sales were 38.3% for the three months ended December 31, 2021, as compared to 39.0% for the same period in the prior year. Incentive costs as a percentage of net sales were 1.1% for the three months ended December 31, 2021, as compared to 2.0% for the same period in 2020.

For the three months ended December 31, 2021, overall selling and administrative expenses increased by $0.4 million to $7.6 million, as compared to $7.2 million for the same period in 2020. The increase in selling and administrative expenses consisted primarily of a $0.3 million increase in payroll related costs and a $0.1 million increase in marketing costs.

For the three months ended December 31, 2021, other operating costs increased by $1.1 million to $6.1 million, as compared to $5.0 million for the same period in 2020. The increase in other operating costs was primarily due to a $0.6 million charge to earnings for our expected outcome from a Korea Customs Audit (See Note 11 to our Financial Statements filed with our Annual Report for the year ended December 31, 2021), a $0.3 million increase in research and development costs as we conduct studies of Ambrotose® Complex and Manapol® powder, $0.1 million increase in travel costs and a $0.1 million increase in consulting fees.

The approximate number of new and continuing independent associate and preferred customer positions held by individuals in Mannatech’s network and associated with purchases of our packs or products as of December 31, 2021 and 2020 were approximately 163,000 and 183,000, respectively. Recruiting decreased 8.2% in the fourth quarter of 2021 as compared to the fourth quarter of 2020. The number of new independent associate and preferred customer positions in the company’s network for the fourth quarter of 2021 was 18,052 as compared to 19,675 in 2020.

Year End Results

Overall net sales increased $8.4 million, or 5.5%, for 2021, as compared to 2020. During 2021, fluctuations in foreign currency exchange rates had an overall favorable impact on our net sales. During 2021, our net sales increased 3.1% on a Constant dollar basis (a Non-GAAP financial measure); favorable foreign exchange during 2021 caused an increase of $3.7 million in net sales as compared to 2020.

For the years ended December 31, 2021 and 2020, taxes were a benefit of $1.0 million and $0.5 million, respectively. In 2021 we released Valuation Allowance on the US tax asset and during 2020 we received a tax refund from the CARES Act.

Operating income improved $4.6 million to $9.0 million in 2021 as compared to $4.5 million in 2020.

Net income for 2021 was $9.8 million, or $4.71 per diluted share, as compared to net income of $6.3 million, or $2.77 per diluted share, for 2020.

Gross profit as a percentage of net sales improved to 78.6% for 2021, as compared to 76.5% for 2020.

Commissions as a percentage of net sales were 38.5% for the year ending December 31, 2021 and 38.8% for the same period in the prior year.

The costs of incentives, as a percentage of net sales decreased to 1.4% for the year ended December 31, 2021, as compared to 1.8% for the same period in 2020.

For the year ended December 31, 2021, overall selling and administrative expenses increased by $1.6 million, or 5.7%, to $29.4 million, as compared to $27.8 million for the same period in 2020. The increase in selling and administrative expenses consisted of a $1.9 million increase in payroll costs and a $0.1 million increase in distribution costs, which was partially offset by a $0.3 million decrease in contract labor costs and a $0.1 million decrease in stock-based compensation.

For the year ended December 31, 2021, other operating costs increased by $1.4 million, or 7%, to $21.6 million, as compared to $20.2 million for the same period in 2020. For the year ended December 31, 2021, other operating costs, as a percentage of net sales, were 13.5%, as compared to 13.4% for the same period in 2020. The increase was due to a $0.4 million increase in consulting fees, a $0.1 million increase in travel, a $0.3 million increase in research and development costs as we conduct studies of Ambrotose® Complex and Manapol® powder, and the $0.6 million charge to earnings for our expected outcome from the Korea Customs Audit.

As of December 31, 2021, our cash and cash equivalents increased by 8.9%, or $2.0 million, to $24.2 million from $22.2 million as of December 31, 2020. We operated our business to generate $10.8 million in cash and we invested $0.7 million in computer hardware and software. We used $0.4 million to pay long-term liabilities and finance lease obligations. Finally, we are proud that we have returned shareholder value with $4.3 million for dividends to shareholders and we repurchased $5.1 million in common stock.

Non-GAAP Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of constant dollar measures. We disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations.

We believe that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations. The constant currency figures are financial measures used by management to provide investors an additional perspective on trends. Although we believe the non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures. Please see the accompanying table entitled "Non-GAAP Financial Measures" for a reconciliation of these non-GAAP financial measures.

Safe Harbor statement

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “may,” “will,” “should,” "hope," “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “approximates,” “predicts,” “projects,” “potential,” and “continues” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, the impact of COVID-19 on Mannatech’s business, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Individuals interested in Mannatech's products or in exploring its business opportunity can learn more at Mannatech.com.

Contact Information:
Donna Giordano
Manager, Executive Office Administration
972-471-6512
ir@mannatech.com
www.mannatech.com

MANNATECH, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)

	December 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$24,185	$22,207
Restricted cash	944	944
Accounts receivable, net of allowance of $987 and $817 in 2021 and 2020, respectively	90	186
Income tax receivable	342	1,008
Inventories, net	12,020	12,827
Prepaid expenses and other current assets	2,888	2,962
Deferred commissions	2,369	2,343
Total current assets	42,838	42,477
Property and equipment, net	2,882	4,494
Construction in progress	1,357	864
Long-term restricted cash	503	4,346
Other assets	9,220	11,977
Deferred tax assets, net	2,825	1,175
Total assets	$59,625	$65,333
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of finance leases	$68	$76
Accounts payable	3,969	4,797
Accrued expenses	9,224	8,691
Commissions and incentives payable	9,611	10,998
Taxes payable	2,154	1,400
Current notes payable	205	553
Deferred revenue	4,867	5,472
Total current liabilities	30,098	31,987
Finance leases, excluding current portion	66	129
Deferred tax liabilities	—	—
Long-term notes payable	—	—
Other long-term liabilities	5,049	7,245
Total liabilities	35,213	39,361
Commitments and contingencies (Note 11)
Shareholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 99,000,000 shares authorized, 2,742,857 shares issued and 1,940,687 shares outstanding as of December 31, 2021 and 2,742,857 shares issued and 2,071,081 shares outstanding as of December 31, 2020	—	—
Additional paid-in capital	33,277	33,795
Retained earnings	7,708	2,213
Accumulated other comprehensive income	2,342	5,150
Treasury stock, at average cost, 802,170 shares as of December 31, 2021 and 671,776 shares as of December 31, 2020	(18,915)	(15,186)
Total shareholders’ equity	24,412	25,972
Total liabilities and shareholders’ equity	$59,625	$65,333

MANNATECH, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	For the three months ended December 31,		For the years ended December 31,
	2021	2020	2021	2020
Net sales	$39,493	$39,189	$159,762	$151,407
Cost of sales	8,898	10,461	34,149	35,505
Gross profit	30,595	28,728	125,613	115,902
Operating expenses:
Commissions and incentives	15,557	16,041	63,784	61,349
Selling and administrative expenses	7,589	7,186	29,427	27,845
Depreciation and amortization	359	465	1,719	1,990
Other operating costs	6,134	5,047	21,634	20,227
Total operating expenses	29,639	28,362	116,564	111,411
Income (loss) from operations	956	(11)	9,049	4,491
Interest income	22	10	66	83
Other (expense) income, net	(74)	945	(223)	1,151
Income before income taxes	904	944	8,892	5,725
Income tax (provision) benefit	1,685	(217)	950	536
Net income	$2,589	$727	$9,842	$6,261
Income per common share:
Basic	$1.34	$0.35	$4.95	$2.80
Diluted	$1.25	$0.34	$4.71	$2.77
Weighted-average common shares outstanding:
Basic	1,929	2,085	1,990	2,235
Diluted	2,068	2,121	2,088	2,264

Non-GAAP Financial Measures (Sales, Gross Profit and Income From Operations in Constant Dollars)

To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations. We refer to these adjusted financial measures as constant dollar items, which are non-GAAP financial measures. We believe these measures provide investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate, which is the prior year’s rate. Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

The table below reconciles fourth quarter 2021 constant dollar sales to GAAP sales.

	Sales - Q4 2021
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	Constant $ Change
Americas	$12.3	$12.3	$—
Asia Pacific	$23.7	$24.8	1.1
EMEA	$3.5	$3.5	—
Total	$39.5	$40.6	$1.1

The table below reconciles fiscal year 2021 and 2020 constant dollar net sales, gross profit and income from operations to GAAP net sales, gross profit and income from operations.

	2021		2020	Constant Dollar Change
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net sales	159.8	156.1	$151.4	4.7	3.1%
Product	151.0	147.6	146.2	1.4	1.0%
Pack and associate fees	8.0	7.7	4.2	3.5	83.3%
Other	0.8	0.7	1.0	(0.3)	(30.0)%
Gross profit	125.6	122.8	115.9	6.9	6.0%
Income from operations	9.0	8.3	4.5	3.8	84.4%